Exhibit 10.1
R1 RCM Inc.
434 Ascension Way
Murray, UT 84123

January 5, 2023

Jennifer Williams

Re: CFO Appointment and Employment Terms

Dear Jennifer:

On behalf of R1 RCM Inc. and R1 RCM Holdco Inc. (“R1”), I am delighted to confirm that, effective January 5, 2023, and upon your acceptance of this Agreement (as defined below), you will be appointed as Executive Vice President & Chief Financial Officer, reporting to R1’s Chief Executive Officer. The terms and conditions of your employment with R1 are set forth in further detail below and in the Employment Terms & Restrictive Covenant Agreement, attached hereto as Exhibit A (collectively, the “Agreement”). This Agreement will supersede any and all prior employment agreements or offer letters with R1 and/or its parent, subsidiaries, or predecessors.

Salary and Annual Bonus
Your starting base salary will be $575,000 per year, paid semi-monthly. Beginning in 2023, you will be eligible to participate in the R1 annual cash incentive bonus program with an annual bonus target equal to 100% of your base salary. The bonus is discretionary and will be earned each calendar year based upon achievement of corporate and individual performance objectives established for that calendar year, as determined in the sole discretion of R1.

Long Term Incentive Program
Beginning in 2023, you will be eligible to participate in the long-term incentive (“LTI”) program along with other R1 executives. Awards under the LTI program are at the sole discretion of the R1 Human Capital Committee. Based on the current program, the award will be issued as PBRSUs and the target value of annual equity awards will be 360% of your base salary amount, subject to the terms and conditions of an award agreement issued pursuant to the relevant R1 stock incentive plan.

Health & Welfare Benefits
You will be eligible to participate in R1’s benefit programs on the same terms and conditions as similarly situated executives, including R1’s Executive Health program.

Additional Employment Terms Agreement
This appointment is also contingent on your agreement to the Employment Terms & Restrictive Covenant Agreement, attached as Exhibit A, which is required of all Executive Vice Presidents of R1.

Jennifer, we truly believe that we are building the best team in the industry. To accept this offer, please sign this letter, below, as well as Exhibit A, and return executed copies of both to me.

Sincerely,

/s/ Kate Sanderson
Kate Sanderson
Executive Vice President, Chief HR Officer
R1 RCM Inc.

Agreed and Accepted:

/s/ Jennifer Williams
Jennifer Williams

Date: January 5, 2023

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